EXHIBIT 99.1

CERTIFICATE OF TRUST
FOR
AMANA MUTUAL FUNDS TRUST

This Certificate of Trust is being duly executed and filed on behalf of the statutory trust formed hereby by the undersigned, all of the trustees of the Trust, to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.).

ARTICLE I

The name of the statutory trust formed hereby is:

“Amana Mutual Funds Trust” (the “Trust”)

ARTICLE II

The name and business address of a trustee of the Trust is:

Nicholas Kaiser
Saturna Capital Corporation
1300 N. State St.
Bellingham, WA 98225

ARTICLE Ill

The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. ss. 80a-1 et seq.).

ARTICLE IV

The address of the registered office of the Trust in the State of Delaware is:

The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801

ARTICLE V

The address of the registered agent for service of process on the Trust in the State of Delaware is:

The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801
Newcastle County

The name of the registered agent at such address is:

The Corporation Trust Company

ARTICLE VI

The Trust Instrument relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately from the assets of the Trust associated solely with any other series. As provided in the Trust Instrument, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or assets belonging to any other series, and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series, or with respect to any other series, shall be enforceable against the assets of such specified series.

ARTICLE VII

This Certificate of Trust shall become effective upon filing in the Office of the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Trust as of this day of March 11, 2013.

AMANA MUTUAL FUNDS TRUST

/s/ Nicholas F. Kaiser
Name: Nicholas F. Kaiser
Title: Trustee, President

/s/ Talat M. Othman
Name: Talat M. Othman
Title: Trustee, Chairman

/s/ Iqbal Unus
Name: Iqbal Unus
Title: Trustee

/s/ Miles K. Davis
Name: Miles K. Davis
Title: Trustee

/s/ M. Yacub Mirza
Name: M. Yacub Mirza
Title: Trustee

/s/ Ronald H. Fielding
Name: Ronald H. Fielding
Title: Trustee